FOR IMMEDIATE RELEASE	Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2024 RESULTS

COLUMBUS, Ohio, USA – May 9, 2024 – Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2024. Provided below are the highlights:

•Reported and local currency sales were flat compared with the prior year and benefited 6% from recovering previously announced delayed shipments from the fourth quarter of 2023.

•Net earnings per diluted share as reported (EPS) were $8.24, compared with $8.47 in the prior-year period. Adjusted EPS was $8.89, an increase of 2% over the prior-year amount of $8.69. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

First Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, “Our first quarter results were much better than expected, although we continued to face reduced market demand, especially in China, versus the prior year. We also substantially recovered our previously disclosed delayed product shipments from the fourth quarter of 2023, slightly better than forecast. Strong execution of our productivity and cost savings initiatives offset significant foreign exchange headwinds and resulted in modest Adjusted EPS growth in the quarter.”

GAAP Results
EPS in the quarter was $8.24, compared with the prior-year amount of $8.47.

Compared with the prior year, total reported sales were flat at $925.9 million. By region, reported sales increased 8% in Europe and 3% in the Americas and declined 12% in Asia/Rest of World. Earnings before taxes amounted to $220.5 million, compared with $226.6 million in the prior year.

Non-GAAP Results
Adjusted EPS was $8.89, an increase of 2% over the prior-year amount of $8.69.

Compared with the prior year, total sales in local currency were flat and benefited by 6% from recovering delayed shipments from the fourth quarter of 2023. By region, local currency sales increased 6% in Europe and 3% in the Americas and declined 8% in Asia/Rest of World. Excluding the benefit of delayed fourth quarter 2023 shipments, local currency sales decreased 5% in Europe, 1% in the Americas, and 12% in Asia/Rest of World. Adjusted Operating Profit amounted to $267.3 million, compared to the prior-year amount of $266.5 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

Management cautions that market conditions are uncertain and could change quickly. Based on today's assessment, management anticipates local currency sales for the second quarter of 2024 will decline approximately 4%, and Adjusted EPS is forecast to be $8.90 to $9.05, a decline of 11% to 13%. Included in the second quarter guidance is an estimated 2% headwind to Adjusted EPS growth due to adverse currency.

For the full year, management anticipates local currency sales in 2024 will increase approximately 2%, and Adjusted EPS is forecast to be in the range of $39.90 to $40.40, representing growth of approximately 5% to 6%. Included in the full year guidance is an estimated 2% headwind to Adjusted EPS growth due to adverse currency. This compares with previous local currency sales growth guidance of approximately 1% to 2% and Adjusted EPS guidance of $39.60 to $40.30.

The Company does not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty and without unreasonable effort the timing and amount of future restructuring and other non-recurring items.

Conclusion

Kaltenbach concluded, “We expect soft market conditions in the second quarter of 2024, particularly in China. We remain focused on the diligent execution of our growth strategies, while continuing to drive innovation and further strengthen our Company for the future. Our product portfolio is in excellent shape with many successful recent product introductions, and enhancements to our best-in-class corporate programs such as Spinnaker and SternDrive position us very well for future growth.”

Other Matters

The Company will host a conference call to discuss its quarterly results tomorrow morning (Friday, May 10) at 8:30 a.m. Eastern Time. To listen to a live webcast or replay of the call, visit the investor relations page on the Company’s website at investor.mt.com. The presentation referenced on the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth, inflation and ongoing developments related to Ukraine. You can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” or “continue.” We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, planned research and development efforts and product introductions, adequacy of facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, customer demand, our competitive position, pricing, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions, and the impact of inflation and ongoing developments related to Ukraine on our business. Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including inflation, and the ongoing developments related to Ukraine. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2024		% of sales	March 31, 2023	% of sales
Net sales	$925,949	(a)	100.0	$928,738	100.0
Cost of sales	377,816		40.8	382,172	41.1
Gross profit	548,133		59.2	546,566	58.9

Research and development	46,415		5.0	45,477	4.9
Selling, general and administrative	234,390		25.3	234,638	25.3
Amortization	18,228		2.0	17,779	1.9
Interest expense	19,232		2.1	18,184	2.0
Restructuring charges	9,664		1.0	4,274	0.4
Other charges (income), net	(343)		—	(396)	—
Earnings before taxes	220,547		23.8	226,610	24.4

Provision for taxes	43,038		4.6	38,184	4.1
Net earnings	$177,509		19.2	$188,426	20.3

Basic earnings per common share:
Net earnings	$8.28			$8.53
Weighted average number of common shares	21,437,673			22,083,456

Diluted earnings per common share:
Net earnings	$8.24			$8.47
Weighted average number of common and common equivalent shares	21,543,313			22,253,435

Note:
(a)	Local currency sales were flat compared to the same period in 2023.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2024		% of sales	March 31, 2023	% of sales
Earnings before taxes	$220,547			$226,610
Amortization	18,228			17,779
Interest expense	19,232			18,184
Restructuring charges	9,664			4,274
Other charges (income), net	(343)			(396)
Adjusted operating profit	$267,328	(b)	28.9	$266,451	28.7

Note:
(b)	Adjusted operating profit was flat as compared to the same period in 2023.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2024	December 31, 2023

Cash and cash equivalents	$70,191	$69,807
Accounts receivable, net	650,333	663,893
Inventories	373,670	385,865
Other current assets and prepaid expenses	116,920	110,638
Total current assets	1,211,114	1,230,203

Property, plant and equipment, net	773,495	803,374
Goodwill and other intangible assets, net	940,191	955,537
Other non-current assets	358,317	366,441
Total assets	$3,283,117	$3,355,555

Short-term borrowings and maturities of long-term debt	$183,173	$192,219
Trade accounts payable	189,449	210,411
Accrued and other current liabilities	759,310	778,452
Total current liabilities	1,131,932	1,181,082

Long-term debt	1,903,574	1,888,620
Other non-current liabilities	406,328	435,791
Total liabilities	3,441,834	3,505,493

Shareholders’ equity	(158,717)	(149,938)
Total liabilities and shareholders’ equity	$3,283,117	$3,355,555

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2024	2023

Net earnings	$177,509	$188,426
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	12,522	12,023
Amortization	18,228	17,779
Deferred tax provision (benefit)	(2,063)	602
Share-based compensation	4,722	4,027
Decrease in cash resulting from changes in
operating assets and liabilities	(20,931)	(69,595)
Net cash provided by operating activities	189,987	153,262
Cash flows from investing activities:
Purchase of property, plant and equipment	(17,391)	(23,196)
Acquisitions	(1,000)	(613)
Other investing activities	9,456	1,423
Net cash used in investing activities	(8,935)	(22,386)
Cash flows from financing activities:
Proceeds from borrowings	449,863	605,018
Repayments of borrowings	(418,280)	(503,516)
Proceeds from exercise of stock options	1,831	11,473
Repurchases of common stock	(212,499)	(249,999)
Other financing activities	—	(611)
Net cash used in financing activities	(179,085)	(137,635)

Effect of exchange rate changes on cash and cash equivalents	(1,583)	(122)

Net (decrease) increase in cash and cash equivalents	384	(6,881)

Beginning of period	69,807	95,966
End of period	$70,191	$89,085

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$189,987	$153,262
Payments in respect of restructuring activities	9,714	1,983
Purchase of property, plant and equipment (a)	(17,391)	(19,908)
Adjusted free cash flow	$182,310	$135,337

Note:
(a)	In September 2021, the Company entered into an agreement with the U.S. Department of Defense to increase the domestic production capacity of pipette tips and enhance manufacturing automation and logistics. The Company received funding of $35.8 million in prior years, which offset capital expenditures. During the three months ended March 31, 2023 the related purchase of property, plant and equipment of $3.3 million are excluded from Adjusted free cash flow.

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Americas	Europe		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2024	3%	8%		(12)%		—%

Local Currency Sales Growth
Three Months Ended March 31, 2024	3%	6%		(8)%		—%

Note:
(a)	The Company estimates net sales benefited by 6% from previously delayed shipments from the fourth quarter of 2023. By geographic destination, net sales benefited approximately 4% in the Americas, 11% in Europe and 4% in Asia/Rest of World.
RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2024		2023		% Growth
EPS as reported, diluted		$8.24		$8.47		(3)%

Purchased intangible amortization, net of tax		0.24	(a)	0.23	(a)
Restructuring charges, net of tax		0.36	(b)	0.16	(b)
Income tax expense		0.05	(c)	(0.17)	(c)

Adjusted EPS, diluted		$8.89		$8.69		2%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $6.6 million ($5.1 million after tax) for both three month periods ended March 31, 2024 and 2023.
(b)	Represents the EPS impact of restructuring charges of $9.7 million ($7.8 million after tax) and $4.3 million ($3.5 million after tax) for the three months ended March 31, 2024 and 2023, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three months ended March 31, 2024 and 2023 due to the timing of excess tax benefits associated with stock option exercises.